EXHIBIT 4.21

EXECUTION COPY

FOURTH AMENDMENT

to

LOAN AGREEMENT

between

U.S. BANK NATIONAL ASSOCIATION

and

NATIONAL PENN BANCSHARES, INC.

Fourth Amendment dated as of December 19, 2014
Third Amendment dated as of December 23, 2013
Second Amendment dated as of August 8, 2013
First Amendment dated as of December 22, 2012
Original Agreement dated as of December 22, 2011

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FOURTH AMENDMENT TO
LOAN AGREEMENT

This FOURTH AMENDMENT TO LOAN AGREEMENT (this “Fourth Amendment”) is dated as of December 19, 2014, and is made by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).
R E C I T A L S:
A.    Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of National Penn Bank, a national banking association with its principal banking offices in Boyertown, Pennsylvania.

B.    The Borrower and Lender are party to a Loan Agreement dated as of December 22, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Agreement”).

C.    The parties hereto desire to amend and modify the Original Agreement in accordance with the terms and subject to the conditions set forth in this Fourth Amendment.

D.    Capitalized terms not otherwise defined in this Fourth Amendment shall have the meanings respectively ascribed to them in the Original Agreement.

THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:
A G R E E M E N T:
SECTION 1.AMENDMENTS TO THE ORIGINAL AGREEMENT.

1.1    Recitals (Recital B). Recital B of the Original Agreement shall be amended in its entirety to read as follows:

E.    “Borrower has requested that Lender provide it with a revolving line of credit (the “Loan”) in the maximum principal amount of $50,000,000.”

1.2    Recitals (Recital D). Recital D of the Original Agreement shall be amended in its entirety to read as follows:

F.    “Lender is willing to lend to Borrower up to an aggregate principal amount of $50,000,000 under the Loan in accordance with the terms, subject to the conditions, and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the other Transaction Documents (as defined below).”

1.3    Definitions (Section 1.1). The definition of the term “Note” in Section 1.1 of the Original Agreement shall be amended to replace Exhibit A to the Original Agreement with Exhibit A to this Fifth Amendment (the “Restated Note”), and the definition of the term “Maturity Date” set forth in Section 1.1 of the Original Agreement shall be amended in its entirety to read as follows:

“Maturity Date” means December 21, 2015.”
1.4    Commitment Fee (Section 2.4). Section 2.4 of the Original Agreement shall be amended in its entirety to read as follows:

“Commitment Fee. Borrower shall pay Lender a fee equal to 0.30% (thirty basis points) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Loan, which fee shall be calculated on a quarterly basis by Lender and shall be due and payable by Borrower on each March 31, June 30, September 30 and December 31, commencing on December 31, 2014. Such fees shall be fully earned when paid and shall not be refunded for any reason.”
1.5    Initial and Subsequent Disbursements (Section 3.1). Section 3.1 of the Original Agreement shall be amended in its entirety to read as follows:

“Initial and Subsequent Disbursements. Following the Closing and the delivery of all items required by Section 3, at such time as all of the terms and conditions in Section 3.3 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Transaction Documents and any other related documents in form and substance reasonably satisfactory to Lender, Lender shall disburse to Borrower an amount up to $50,000,000. In the event Borrower fails to satisfy any disbursement conditions, Borrower nevertheless shall pay all costs and expenses incurred by Lender in connection with the transactions contemplated herein promptly upon receipt of an invoice therefore from Lender.”
1.6    Disclosure Schedule (Articles 4 and 5). Sections 4.1.2 (Capital Stock of Subsidiary Bank), 4.5.1 (Owned Properties), 4.7.3 (Regulatory Enforcement Actions), 4.7.4 (Pending Litigation), 4.7.6 (ERISA) and 5.2.3 (Incurring Debt) of the Disclosure Schedule, as applicable, shall be replaced in their entirety as set forth in Exhibit B hereto.

1.7    Nonperforming Assets to Capital (Section 7.3). The last sentence of Section 7.3 of the Original Agreement shall be amended in its entirety to read as follows:

“For purposes of this Agreement, (i) “Nonperforming Assets” shall mean the sum of all other real estate owned and repossessed assets, non‑accrual loans and loans on which any payment is 90 or more days past due but which continue to accrue interest held by Subsidiary Bank or transferred by Subsidiary Bank to any Subsidiary of Borrower after the date hereof, (ii) “Tangible Primary Capital” shall mean, as reported by Subsidiary Bank on Schedule

RC-R of its quarterly filing with the applicable primary federal regulator, the total amount of (A) the equity capital, plus (B) the Allowance for Loan Losses, minus (C) all intangibles, and (iii) “Allowance for Loan Losses” shall mean the amount of such balance sheet account of Subsidiary Bank which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 6 hereof.”
SECTION 2.REPRESENTATIONS and Warranties. Borrower hereby represents and warrants to Lender as of the date hereof as follows:

(i)    No Event of Default or Unmatured Event of Default has occurred and is continuing, and no Event of Default or Unmatured Event of Default would result from the amendments contemplated hereby.
(ii)    The execution, delivery and performance by the Borrower of this Fourth Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by any Person (including any Governmental Agency) in order to be effective and enforceable.
(iii)    This Fourth Amendment and the other Transaction Documents (as amended by this Fourth Amendment) constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.
(iv)    All representations and warranties of Borrower in the Original Agreement are true and correct.
(v)    Neither Borrower nor Subsidiary Bank is subject to any specific agreement with their respective regulators to obtain prior approval for, or provide notice relating to, the payment of dividends by Subsidiary Bank.
(vi)    Borrower’s obligations under the Original Agreement and under the other Transaction Documents are not subject to any defense, counterclaim, set-off, right to recoupment, abatement or other claim.
SECTION 3.ADDITIONAL Terms.

3.1    Acknowledgement of Indebtedness under Agreement. Borrower acknowledges and confirms that, as of the date hereof, Borrower is indebted to Lender, without defense, setoff, or counterclaim, in the aggregate principal amount of Zero and 00/100 Dollars ($-0-) under the Original Agreement.

3.2    The Agreement. On and after the Effective Date: (i) each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Original Agreement as amended hereby, (b) each reference to the Original Agreement in all Transaction Documents shall mean and be a reference to the Original Agreement, as amended hereby, and (c) this Fourth Amendment shall be deemed a “Transaction Document” for the purposes of the Original Agreement.

3.3    Fourth Amendment and Original Agreement to be Read Together. This Fourth Amendment supplements and is hereby made a part of the Original Agreement, and the Original Agreement and this Fourth Amendment shall from and after the Effective Date be read together and shall constitute one agreement. Except as otherwise set forth herein, the Original Agreement shall remain in full force and effect.

3.4    Acknowledgements. Borrower acknowledges that (i) it has been advised by counsel of its choice of law with respect to this Fourth Amendment, the Original Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) any waiver of Borrower set forth herein has been knowingly and voluntarily made, and (iii) the obligations of Lender hereunder shall be strictly construed and shall be expressly subject to Borrower’s compliance in all respects with the terms and conditions of the Original Agreement.

3.5    No Waiver. The execution, delivery and effectiveness of this Fourth Amendment shall not operate as a waiver of any Event of Default (including without limitation any Events of Default existing on the date hereof), nor operate as a waiver of any right, power or remedy of Lender (including without limitation any rights, powers or remedies of Lender with respect to the Events of Default existing on the date hereof), nor constitute a waiver of, or consent to and departure from, any provision of the Original Agreement, or any of the other Transaction Documents.

3.6    No Novation. The terms and conditions of the Original Agreement are amended as set forth in this Fourth Amendment. It is expressly understood and acknowledged that nothing in this Fourth Amendment shall be deemed to cause or otherwise give rise to a novation of the indebtedness contemplated in the agreement. All “Borrower’s Liabilities” under the Original Agreement shall in all respects be continuing and this Fourth Amendment shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such “Borrower’s Liabilities.”

SECTION 4. CONDITIONS PRECEDENT. The amendment set forth in Section 1 above shall become effective as of the date (the “Effective Date”) on which each of the following conditions shall have been satisfied: (i) Lender shall have received a fully executed Restated Note and this Fourth Amendment; (ii) Lender shall have received payment from Borrower, in immediately available funds, of an amount sufficient to reimburse Lender for all reasonable out-of-pocket costs, fees and expenses incurred by Lender, or for which Lender has become obligated, in connection with the negotiation, preparation and consummation of this Fourth Amendment, including but not limited to, reasonable attorneys’ fees and expenses; (iii) Lender shall have received a copy, certified by the Secretary or Assistant Secretary of Borrower, of its Board of Directors’ resolutions authorizing the execution, delivery, and performance, respectively, of this Fourth Amendment and any other documents to be executed, delivered, or performed in connection with this Fourth Amendment; and (iv) Lender shall have received a written opinion of Borrower’s counsel, addressed to Lender, in a form reasonably satisfactory to Lender and its counsel.

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SECTION 5. RELEASE. Borrower, for itself and its successors and assigns, does hereby fully, finally and unconditionally release and forever discharge, and agrees to hold harmless, Lender and each of its equityholders and affiliates, and their respective agents, advisors, managers, parents, subsidiaries, attorneys, representatives, employees, officers and directors, and the successors, assigns, heirs and representatives of each of the foregoing, from any and all debts, claims, counterclaims, setoffs, obligations, damages, costs, attorneys’ fees and expenses, suits, demands, liabilities, actions, proceedings and causes of action, in each case whether known or unknown, contingent or fixed, direct or indirect and of whatever kind, nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, that Borrower has heretofore had or now or hereafter can, shall or may have by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Effective Date arising out of, connected with or related in any way to this Fourth Amendment, the Original Agreement, the other Transaction Documents, the transactions described therein, the Loan, Lender’s administration thereof, or the financing or banking relationships of Borrower with Lender, except in each instance for those caused by Lender’s willful misconduct or gross negligence.

SECTION 6. MISCELLANEOUS. This Fourth Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Fourth Amendment by signing any such counterpart. This Fourth Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC. By: /s/ Sean P. Kehoe Name: Sean P. Kehoe Title: Executive Vice President, Chief Legal Officer and Corporate Secretary
U.S. BANK NATIONAL ASSOCIATION By: /s/ Janet S. Hockman Name: Janet S. Hockman Title: SVP

EXHIBIT A
FORM OF RESTATED REVOLVING PROMISSORY NOTE
$50,000,000.00     New York, New York
Date: [], 201[]

FOR VALUE RECEIVED, the undersigned, NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation (“Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association, or the holder hereof from time to time (“Lender”), at such place as may be designated in writing by Lender, the principal sum of FIFTY MILLION AND NO/100THS DOLLARS ($50,000,000.00) (or so much thereof that has been advanced and remains outstanding), with interest thereon as hereinafter provided. It is contemplated that there will be advances and payments under this note (this “Note”) from time to time, but no advances or payments under this Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Note as to future advances hereunder. This Note is issued pursuant to the terms of that certain Loan Agreement of even date herewith by and between Borrower and Lender as amended, restated, supplemented or modified from time to time (the “Loan Agreement”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Loan Agreement.
Interest shall accrue on all sums as advanced and outstanding from time to time under this Note and Loan Agreement as set forth in the Loan Agreement. Such interest shall be due and payable, in arrears (i) for any LIBO Rate Tranche, on the last day of each LIBOR Period, and (ii) for any Base Rate Tranche, on the last day of each September, December, March and June, beginning December 31, 2013, and as otherwise set forth in the Loan Agreement.
The outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date. Additional principal payments shall be made in accordance with the provisions of the Loan Agreement.
This Note is issued pursuant to the terms of the Loan Agreement. If a Default or an Event of Default shall occur and be continuing, the principal of this Note together with all accrued interest thereon may, at the option of the holder hereof, immediately become due and payable on demand; provided, however, that if any document related to this Note provides for automatic acceleration of payment of sums owing hereunder, all sums owing hereunder shall be automatically due and payable in accordance with the terms of that document.
Unless otherwise provided in the Loan Agreement, all payments on account of the indebtedness evidenced by this Note shall be first applied to the payment of costs and expenses of Lender which are due and payable, then to past-due interest on the unpaid principal balance and the remainder to principal.
Provided that no Default or Event of Default then exists, this Note may be prepaid only upon those terms and conditions set forth in the Loan Agreement.

From and after the Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, or after the occurrence of a Default or an Event of Default, and as otherwise provided in the Loan Agreement, interest shall be computed on all amounts then due and payable under this Note at a “Default Rate” equal to 3% per annum (based on a 360-day year and charged on the basis of actual days elapsed) in excess of the interest rate otherwise accruing under this Note.
If any attorney is engaged by Lender to enforce or defend any provision of this Note or any of the other Transaction Documents, or as a consequence of any Default or Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and expenses had been added to the principal.
No previous waiver and no failure or delay by Lender or Borrower in acting with respect to the terms of this Note or any of the other Transaction Documents shall constitute a waiver of any breach, default or failure of condition under this Note, the Loan Agreement or any of the other Transaction Documents or the obligations secured thereby. A waiver of any term of this Note or any of the other Transaction Documents or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the Loan evidenced by this Note, the terms of this Note shall prevail.
Except as otherwise provided in the Loan Agreement, Borrower expressly waives present-ment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note. In addition, Borrower expressly agrees that this Note and any payment coming due hereunder may be extended from time to time without in any way affecting the liability of any such party hereunder.
Time is of the essence with respect to every provision hereof. This Note shall be construed and enforced in accordance with the laws of the State of New York, except to the extent that federal laws preempt the laws of the State of New York, and all persons and entities in any manner obligated under this Note consent to the jurisdiction of any Federal or State court having situs in New York, New York and having proper venue, and also consent to service of process by any means authorized by New York or Federal law. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be to reasonable fees and expenses and to include all reasonable fees and expenses of third-party attorneys and the reasonable fees and expenses of any other experts or consultants.
All agreements between Borrower and Lender (including, without limitation, this Note and the Loan Agreement, and any other documents securing all or any part of the indebtedness evidenced hereby) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, the Loan Agreement or any other documents securing all or any part of the indebtedness evidenced hereby at the time performance of such provisions shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under such applicable laws, and if, for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal of this Note (whether or not then due and payable) and not to the payment of interest or refunded to Borrower if such principal has been paid in full.
Any notice which either party hereto may be required or may desire to give hereunder shall be governed by the notice provisions of the Loan Agreement.

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EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE TRANSACTION DOCUMENTS, (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN AND (d) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.
IN WITNESS WHEREOF, the undersigned has executed this Note or caused this Note to be executed by its duly authorized representative as of the date first above written.
NATIONAL PENN BANCSHARES, INC.

By:
Name:
Title: